Exhibit 99.1

[Graphic Appears Here]

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FIRST QUARTER EPS OF $.57

— Investment Management Fees up 28%, Institutional Trust & Custody Fees up 21%,

Dividend increased 13% —

PITTSBURGH, April 20, 2004 – Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $244 million or 57 cents per share in the first quarter of 2004. This compares to net income from continuing operations of $166 million, or 38 cents per share, before a change in accounting principle, in the first quarter of 2003, and $185 million, or 43 cents per share, in the fourth quarter of 2003.

The results from the first quarter of 2004 included a pre-tax gain of $93 million from the sale of approximately 35 percent of the Corporation’s indirect investment in Tokyo-based Shinsei Bank, as a result of its initial public offering. Partially offsetting the gain was a pre-tax charge of $19 million associated with a writedown of small non-strategic businesses that the Corporation intends to exit. Based on the current quarter’s effective tax rate of 32.5 percent, these items added approximately 12 cents to the Corporation’s earnings per share from continuing operations in the first quarter of 2004.

“Our first quarter results continue the trend of stronger operating results that we began to see in the second half of last year. We achieved solid growth in the earnings from our core business sectors, continued to see an improvement in the profitability of Human Resources & Investor Solutions and generated positive operating leverage by improving our core sector operating margin from 25 percent to 28 percent,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation. “While key economic and market indicators remain mixed, and geopolitical concerns remain, our results demonstrate continued organic revenue growth and ongoing expense management. The proceeds of the gain associated with our investment in Shinsei Bank will be used to support the growth of our businesses and strengthen our capital base. Reflecting our strong results and the continued execution of our balanced capital management strategy, the Corporation announced a 13 percent increase in the quarterly dividend from $.16 to $.18. Over the past twelve months we have increased our dividend by 38 percent.”

First Quarter Highlights (comparisons are with the first quarter of 2003, unless noted otherwise).

•	Total fee revenue in the first quarter of 2004 increased 28 percent to a record level of $1.071 billion for the Corporation and represented 90 percent of fee and net interest revenue. The increase was primarily driven by a gain from the sale of approximately 35 percent of the Corporation’s indirect investment in Shinsei Bank ($93 million), higher investment management fees ($87 million), higher institutional trust and custody fees ($24 million) and higher foreign exchange revenue ($19 million). Excluding the Shinsei gain, total fee revenue increased by 17 percent.

•	Assets under management increased to a record level of $679 billion at March 31, 2004 from $657 billion at Dec. 31, 2003. Assets under administration or custody also increased to a record level of $2.944 trillion at March 31, 2004 from $2.845 trillion at Dec. 31, 2003.

Mellon Reports Earnings

April 20, 2004

•	Investment management fee revenue in the first quarter of 2004 was $405 million, an increase of 28 percent. The increase in investment management fees reflects the impact of performance fees, which totaled $39 million in the first quarter of 2004, as well as improved equity markets, new business generation and the favorable impact of foreign exchange rates. Excluding performance fees, investment management fees increased 3 percent (unannualized) compared to the fourth quarter of 2003. During the first quarter the S&P 500 (as a proxy of market growth) ended the period higher by 1.3 percent.

•	Institutional trust and custody fee revenue in the first quarter of 2004 increased 21 percent to a record level of $133 million. The increase reflects the benefit of new business and improved market conditions. Institutional trust and custody fees rose 1 percent (unannualized) compared to the fourth quarter of 2003.

•	Total operating expenses in the first quarter of 2004 were $831 million, an increase of 10 percent. Excluding charges of $19 million associated with a writedown of small non-strategic businesses that the Corporation intends to exit, expenses rose 8 percent. The growth in operating expenses is due principally to a $41 million increase in incentives related to the growth in the fee-based businesses. Compared to the fourth quarter of 2003, total operating expenses declined by $12 million. Excluding the $19 million charge in the first quarter of 2004, total operating expenses declined by $31 million or 4 percent (unannualized) compared to the fourth quarter of 2003.

•	Since Dec. 31, 2003, the headcount of the Corporation declined by 400 to 20,500.

•	The tangible common shareholders’ equity ratio was 6.46 percent at March 31, 2004 compared to 5.94 percent at Dec. 31, 2003. During the first quarter the Corporation repurchased 4.6 million common shares.

•	Return on common shareholders’ equity was 26 percent at March 31, 2004. Excluding the gain associated with Shinsei Bank and the charges related to small non-strategic businesses that the Corporation intends to exit, return on common shareholders’ equity was 20.7 percent.

All information in this earnings release is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Net income amounts include the results of discontinued operations, discussed further on page 19. See page 4 for summary financial data for comparable periods. Throughout this earnings release, certain amounts are presented on a fully taxable equivalent (FTE) basis. The Corporation believes that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry standards. The adjustment to an FTE basis has no impact on net income.

The Corporation increased its quarterly common stock dividend by 2 cents to 18 cents per share. This cash dividend is payable on Friday, May 14, 2004, to shareholders of record at the close of business on Friday, April 30, 2004.

Mellon Reports Earnings

April 20, 2004

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.6 trillion in assets under management, administration or custody, including $679 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 1:30 p.m. EDT on Tuesday, April 20, 2004. This conference call and webcast will include forward-looking and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (800) 446-1671 (U.S.) and (847) 413-3362 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 12:30 p.m. EDT on April 20. Replays of the conference call and webcast will be available beginning April 20 at approximately 5 p.m. EDT until Tuesday, May 4, 2004 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the intention to exit certain small non-strategic businesses; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; expectations for higher interest rates later in 2004; and an expected occupancy expense charge. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in the mix of assets under management; and change in the relevant benchmark to measure changes in investment management fees as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of April 20, 2004 and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after April 20, 2004 or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

April 20, 2004

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Continuing operations (a)(b):
Diluted earnings per share	$.57	$.43	$.38
Income from continuing operations	$244	$185	$166
Return on equity	26.0%	20.4%	19.7%

Net income (c):
Diluted earnings per share	$.57	$.43	$.37
Net income	$245	$184	$161
Return on equity	26.1%	20.3%	19.2%

Noninterest revenue	$1,071	$993	$849
Net interest revenue	114	120	154

Total revenue	$1,185	$1,113	$1,003

Pre-tax operating margin (FTE) (a)	31%	25%	25%

Average common shares and equivalents outstanding:
Basic	421,668	424,181	431,431
Diluted	427,103	428,904	433,102

Average balances

Money market investments	$2,986	$3,270	$3,122
Trading account securities	356	622	814
Securities	11,013	10,532	11,740

Total money market investments and securities	14,355	14,424	15,676
Loans	7,489	7,276	8,212

Total interest-earning assets	21,844	21,700	23,888
Total assets	33,222	32,504	35,250
Deposits	19,227	18,378	21,376
Total shareholders’ equity	3,769	3,603	3,412

(a)	First quarter 2004 results include the gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank and the charge associated with a writedown of small non-strategic businesses that the Corporation intends to exit. The combination of these items, which totaled $74 million pre-tax, added $.12 per share to the first quarter 2004 results. Excluding these items, return on equity on a continuing operations basis would have been 20.7% and the pre-tax operating margin would have been 27%. In addition, see page 14 for a reconciliation of core business sector pre-tax operating margin to consolidated operating margin. The Corporation believes that this supplemental information is useful in analyzing the financial results and trends of ongoing operations and facilitates the comparisons with other financial institutions and it is the basis on which the Corporation’s management internally evaluates performance.
(b)	Continuing operations results for the first quarter of 2003 exclude the cumulative effect of a change in accounting principle.
(c)	Net income amounts include results of discontinued operations, discussed further on page 19.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings

April 20, 2004

Noninterest Revenue

	Quarter ended
(dollar amounts in millions, unless otherwise noted)	March 31, 2004		Dec. 31, 2003	March 31, 2003

Trust and investment fee revenue:
Investment management	$ 405		$ 413	$ 318
Human resources & investor solutions	233		230	240
Institutional trust and custody	133		132	109
Securities lending revenue	18		16	15

Total trust and investment fee revenue	789		791	682
Cash management revenue	78		83	72
Foreign exchange revenue	57		39	38
Other trading revenue	7		2	2
Financing-related revenue	35		41	32
Equity investment revenue	98		6	3
Other revenue	7		19	9

Total fee and other revenue	1,071		981	838
Gains on sales of securities	—		12	11

Total noninterest revenue	$1,071		$ 993	$ 849

Fee revenue as a percentage of fee and net interest revenue (FTE)	90%	(a)	89%	84%

Market value of assets under management at period end (in billions)	$ 679		$ 657	$ 566
Market value of assets under administration or custody at period end (in billions)	$2,944		$2,845	$2,300

S&P 500 Index – period end	1126		1112	848
S&P 500 Index – daily average	1133		1056	861

(a)	Excluding the gain on the sale of a portion of the Corporation’s indirect investment in Shinsei Bank, fee revenue as a percentage of fee and net interest revenue (FTE) would have totaled 89%.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $1.071 billion in the first quarter of 2004 increased $233 million, or 28%, from $838 million in the first quarter of 2003. Fee revenue in the first quarter of 2004 included a pre-tax gain of $93 million from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank. The gain is included in equity investment revenue in the table above and discussed further on page 10. Excluding this gain, fee revenue increased 17% compared with the prior year period, primarily due to increases in trust and investment fee revenue, foreign exchange revenue and the favorable translation impact of the weaker U.S. dollar on non-U.S. revenues. The positive effect of foreign exchange rates accounted for $13 million of the increase in fee revenue in the first quarter of 2004 compared with the first quarter of 2003, and is reflected in trust and investment fee revenue. Trust and investment fee revenue increased $107 million, or 16%, primarily due to improved equity markets, higher performance fees and higher institutional trust and custody revenue.

Fee revenue increased $90 million, or 9% (unannualized), in the first quarter of 2004 from $981 million in the fourth quarter of 2003. Excluding the Shinsei gain previously discussed, fee revenue decreased $3 million compared to the fourth quarter of 2003 resulting primarily from a $17 million decrease in performance fees (included in investment management revenue in the table above) and a $9 million decrease in merchant card fee revenue (included in other revenue in the table above), partially offset by higher foreign exchange revenue,

Mellon Reports Earnings

April 20, 2004

higher investment management fee revenue (excluding performance fees) and the favorable effect of foreign exchange rates. The favorable effect of foreign exchange rates accounted for $5 million of the increase in fee revenue in the first quarter of 2004 compared with the fourth quarter of 2003, and is primarily reflected in trust and investment fee revenue.

Investment management fee revenue

Changes in market value of assets under management (in billions)	First quarter 2004	March 31, 2003 to March 31, 2004

Market value of assets under management at beginning of period	$657	$566
Net inflows (a):
Long-term	6	26
Money market	15	12

Total net inflows	21	38
Net market appreciation (a)	7	80
Acquisitions/divestitures	(6)	(5)

Market value of assets under management at end of period	$679	$679

(a)	Preliminary.

Investment management fee revenue – by business sector	Quarter ended
(in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Institutional Asset Management
Institutional and private clients	$144	$154	$ 79
Mutual funds	39	36	28

Total	$183	$190	$107
Mutual Funds
Mutual funds	$129	$129	$132
Institutional and private clients	9	8	6

Total	$138	$137	$138
Private Wealth Management
Private clients	$ 74	$ 75	$ 65
Mutual funds	—	1	—

Total	$ 74	$ 76	$ 65
Human Resources & Investor Solutions
Mutual funds (a)	$ 10	$ 10	$ 8

Total investment management fee revenue	$405	$413	$318

(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

Mellon Reports Earnings

April 20, 2004

Investment management fee revenue – by product	Quarter ended
(in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Managed mutual funds (a):
Equity funds	$ 74	$ 67	$ 51
Money market funds	58	62	73
Bond and fixed-income funds	34	35	35
Nonproprietary	12	12	9

Total managed mutual funds	178	176	168
Institutional and private clients fee revenue	227	237	150

Total investment management fee revenue	$405	$413	$318

(a)	Net of mutual fund fees waived and fund expense reimbursements of $10 million in each quarter presented in the table above.

Investment management fee revenue is dependent on the overall level and mix of assets under management and the management fees charged for managing those assets. The Corporation estimates that a sustained (one-year) 100-point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees, excluding performance fees. For any given quarterly reporting period, the actual impact may vary from what might be estimated using that sensitivity, since Institutional Asset Management records investment management revenue based on quarter-end asset levels, Mutual Funds based on daily levels and Private Wealth based on prior months’ levels. The actual impact will also vary with changes in asset mix, the timing of net flows, the relationship of other benchmarks used versus the S&P 500 Index and other factors. It should also be noted that there is a corresponding change in incentive expense with a change in investment management fees. The relevant changes in the S&P 500 Index for the first quarter of 2004 compared with prior quarters are as follows.

S&P 500 Index	Quarter ended			March 31, 2004 compared with
	March 31, 2004	Dec. 31, 2003	March 31, 2003	Dec. 31, 2003		March 31, 2003
				Index	Percentage	Index	Percentage

Period-end	1126	1112	848	14	1.3%	278	32.8%
Daily average	1133	1056	861	77	7.2%	272	31.6%

Investment management revenue in the first quarter of 2004 increased $87 million, or 28%, compared with the first quarter of 2003 and decreased $8 million, or 2% (unannualized), compared with the fourth quarter 2003. The increase compared with the first quarter of 2003 resulted from a $39 million increase in performance fees, improved equity markets, net inflows and the favorable effect of foreign exchange rates. The decrease compared with the fourth quarter 2003 resulted from a $17 million decrease in performance fees partially offset by an increase in institutional and private client revenue in the Institutional Asset Management sector reflecting improved equity markets, net inflows and the favorable effect of foreign exchange rates. Performance fees are earned by investment managers when the investment performance of their products exceeds various benchmarks. Performance fees totaled $39 million in the first quarter of 2004 compared with less than $1 million in the first quarter of 2003 and $56 million in the fourth quarter of 2003, and are included in institutional investment management fees.

The largest category of investment management fees are from mutual funds. Managed mutual fund fees totaled $178 million in the first quarter of 2004, an increase of $10 million, or 6%, compared with the first quarter of 2003 and an increase of $2 million, or 2%, compared with the fourth quarter of 2003, as the positive effect of improved equity markets more than offset the effect of a lower average level of managed money market funds. Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets

Mellon Reports Earnings

April 20, 2004

of proprietary mutual funds managed decreased $12 billion in the first quarter of 2004 compared with the first quarter of 2003 and decreased $1 billion compared with the fourth quarter of 2003. The decreases resulted from outflows of institutional money market funds partially offset by equity market appreciation and net equity inflows.

Average assets of proprietary mutual funds	Quarter ended
(in billions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Equity funds	$ 48	$ 44	$ 34
Money market funds	96	101	121
Bond and fixed income funds	25	25	26

Total average proprietary mutual fund assets managed	$169	$170	$181

As shown in the following table, the market value of assets under management was $679 billion at March 31, 2004, a $22 billion, or 3% (unannualized), increase from $657 billion at Dec. 31, 2003, and a $113 billion, or 20%, increase from $566 billion at March 31, 2003. The $679 billion of assets managed were comprised as follows: 36% equities; 24% money market; 20% fixed income; 11% securities lending cash collateral; and 9% overlay and global fixed-income products.

Market value of assets under management at period end
(in billions)	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003

Mutual funds managed:
Equity funds	$ 49	$ 47	$ 41	$ 38	$ 33
Money market funds	96	99	105	117	115
Bond and fixed-income funds	24	25	26	27	27
Nonproprietary	31	26	24	21	18

Total mutual funds managed	200	197	196	203	193
Institutional and private client assets under management (a)	479	460	429	409	373

Total market value of assets under management	$679	$657	$625	$612	$566

S&P 500 Index – period end	1126	1112	996	975	848
S&P 500 Index – daily average	1133	1056	1000	938	861

(a)	Includes assets managed at Pareto Partners of $40 billion at March 31, 2003; $40 billion at Dec. 31, 2003; $37 billion at Sept. 30, 2003; $35 billion at June 30, 2003; and $30 billion at March 31, 2003. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Human resources & investor solutions revenue

HR&IS fee revenue generated from consulting, outsourcing and investor services totaled $233 million in the first quarter of 2004, a decrease of $7 million, or 3%, from the first quarter of 2003, and an increase of $3 million, or 1% (unannualized), from the fourth quarter of 2003. The decrease compared with the first quarter of 2003 primarily resulted from lower consulting revenue and lower revenue relating to out-of-pocket expense reimbursements. The increase compared with the fourth quarter of 2003 primarily resulted from higher investor services and consulting revenue.

Mellon Reports Earnings

April 20, 2004

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided, such as performance analytics. Institutional trust and custody revenue increased $24 million, or 21%, in the first quarter of 2004 compared with the first quarter of 2003 and increased $1 million, or 1% (unannualized), compared to the fourth quarter of 2003. The increases were primarily due to net new business, improved market conditions and the positive effect of foreign exchange rates partially offset by a slowdown in customer spending for professional and license fees for software products offered by Eagle Investment Systems.

As shown in the following table, assets under administration or custody totaled $2.944 trillion at March 31, 2004, an increase of $99 billion, or 3% (unannualized), compared with $2.845 trillion at Dec. 31, 2003 and $644 billion, or 28%, compared with $2.300 trillion at March 31, 2003. The increases compared with the prior periods resulted from net new business, market appreciation and the positive effect of foreign exchange rates.

Market value of assets under administration or custody at period end
(in billions)	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003

Market value of assets under administration or custody (a)(b)	$2,944	$2,845	$2,611	$2,510	$2,300

S&P 500 Index – period end	1126	1112	996	975	848

(a)	Includes $442 billion of assets at March 31, 2004; $439 billion of assets at Dec. 31, 2003; $390 billion at Sept. 30, 2003; $382 billion at June 30, 2003; and $327 billion at March 31, 2003, under administration or custody by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets under administration or custody by ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $312 billion at March 31, 2004; $299 billion at Dec. 31, 2003; $272 billion at Sept. 30, 2003; $262 billion at June 30, 2003; and $218 billion at March 31, 2003.

Securities lending revenue

Securities lending revenue totaled $18 million in the first quarter of 2004 compared with $15 million in the first quarter of 2003 and $16 million in the fourth quarter of 2003. Revenue in the first quarter of 2004 was impacted by increased volumes and management fees in 2004, partially offset by lower spreads. The average level of securities on loan totaled $83 billion in the first quarter of 2004 compared with $55 billion in the first quarter of 2003 and $73 billion in the fourth quarter of 2003.

Cash management revenue

Cash management fee revenue of $78 million in the first quarter of 2004 increased $6 million compared with the first quarter of 2003 and decreased $5 million compared with the fourth quarter of 2003. The increase compared with the first quarter 2003 resulted from a change in the manner in which the Corporation was paid for certain cash management and merchant card services by the Department of the Treasury, a major cash management customer, beginning in mid-July 2003. This revenue, which totaled $9 million in the first quarter of 2004, previously would have been recorded as net interest revenue, because it was paid via compensating balance earnings. The decrease in cash management fee revenue, excluding the impact of this classification change, compared to the first quarter of 2003 was primarily due to lower volumes.

Mellon Reports Earnings

April 20, 2004

Foreign exchange revenue

Foreign exchange revenue totaled $57 million in the first quarter of 2004, a $19 million, or 48%, increase compared with the first quarter of 2003 and an $18 million, or 46% (unannualized), increase compared with the fourth quarter of 2003, primarily due to higher market volatility and related increases in foreign exchange transactions with clients.

Other trading revenue

Other trading revenue, which includes securities trading revenue and the fair market value adjustments of credit default swaps, totaled $7 million in the first quarter of 2004, a $5 million increase compared with both the first quarter of 2003 and fourth quarter of 2003. The first quarter of 2004 included a gain of less than $1 million, while the first quarter of 2003 included a loss of less than $1 million and the fourth quarter of 2003 included a loss of $5 million resulting from the fair market value adjustments of credit default swaps. These instruments act as an economic hedge of credit risk on certain large corporate loans and unfunded commitments.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue totaled $35 million in the first quarter of 2004, an increase of $3 million compared with the first quarter of 2003 and a decrease of $6 million compared with the fourth quarter of 2003. The decrease compared with the fourth quarter of 2003 primarily reflects lower gains on lease residuals.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, totaled $98 million in the first quarter of 2004 and includes the $93 million gain on the partial sale of the Shinsei Bank indirect investment. The Corporation is a partner in two partnerships that hold an indirect investment in Tokyo-based Shinsei Bank, Limited, which conducted an initial public offering on February 19, 2004. Approximately 35% of the common stock held by the two partnerships was disposed of during the first quarter, resulting in a gain of $93 million for the Corporation. The Corporation’s remaining book value of this investment is $52 million.

Excluding the Shinsei gain, equity investment revenue totaled $5 million in the first quarter of 2004, compared with $3 million in the first quarter of 2003 and $6 million in the fourth quarter of 2003. Net gains from venture capital activities totaled $1 million in the first quarter of 2004, a net gain of $1 million in the first quarter of 2003 and a net gain of $3 million in the fourth quarter of 2003. Equity income from certain other non-venture capital investments accounted for under the equity method of accounting, and gains (losses) from other equity investments totaled a gain of $4 million in the first quarter of 2004 compared with a gain of $2 million in the first quarter of 2003 and a gain of $3 million in the fourth quarter of 2003.

Other revenue

Other revenue includes revenue from merchant card services that was reclassified from cash management services in the fourth quarter of 2003. Merchant card revenue totaled $7 million, $3 million, and $16 million in the first quarter of 2004, first quarter of 2003 and fourth quarter of 2003, respectively. The decrease in merchant card revenue compared with the fourth quarter of 2003 primarily resulted from the decision by the Bureau of Public Debt to discontinue allowing U.S. Savings Bonds to be purchased with credit/debit cards via the Internet, which resulted in no fee revenue being generated from this program in the first quarter of 2004 compared with

Mellon Reports Earnings

April 20, 2004

$8 million of fee revenue in the fourth quarter of 2003. Other revenue in the first quarter of 2003 was not materially impacted by the U.S. Savings Bonds merchant card program, as net interest revenue was recorded prior to the mid-July 2003 change in the manner in which the Department of the Treasury pays for its services.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures of $9 million, $5 million and $9 million, in the first quarter of 2004, first quarter of 2003 and fourth quarter of 2003, respectively, recorded primarily as trust and investment fee revenue. The Corporation’s portions of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s 50% owned joint ventures that are part of the Asset Servicing sector.

Gross joint venture fee revenue (a)	Quarter ended
(in millions, preliminary)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Trust and investment gross joint venture fee revenue	$76	$72	$65
Foreign exchange gross joint venture fee revenue	12	9	5

Total gross joint venture fee revenue	$88	$81	$70

(a)	The 50% owned joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon Analytical Services, which are part of the Asset Servicing sector.

Net Interest Revenue

	Quarter ended
(dollar amounts in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Net interest revenue (FTE)	$ 118	$ 124	$ 158
Net interest margin (FTE) (a)	2.17%	2.30%	2.75%

Average money market investments	$ 2,986	$ 3,270	$ 3,122
Average trading account securities	356	622	814
Average securities	11,013	10,532	11,740
Average loans	7,489	7,276	8,212

Average interest-earning assets	$21,844	$21,700	$23,888

(a)	Calculated on a continuing operations basis even though the prior-period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note:	FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $40 million in the first quarter of 2004 compared with the first quarter of 2003 and $6 million compared with the fourth quarter of 2003. The decrease compared with the first quarter of 2003 resulted in part from the mid-July 2003 change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services, as well as a lower level of interest-earning assets resulting from the sales and prepayment of higher coupon mortgage-backed securities and the continued reduction in large corporate loans. The revenue from the Department of the Treasury, which totaled $13 million in the first quarter of 2004, was recorded as cash management fee revenue ($9 million) and other revenue ($4 million). Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $139 million for the quarter ended March 31, 2003. The decrease compared with the fourth quarter of 2003 primarily resulted from the sales, in 2003, and prepayments of higher

Mellon Reports Earnings

April 20, 2004

coupon mortgage-backed securities as a result of the lower interest rate environment as well as the Corporation’s decision to re-invest in shorter duration or floating rate securities given expectations for higher interest rates later in 2004.

Operating Expense

	Quarter ended
(dollar amounts in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Staff expense:
Compensation	$316	$327	$326
Incentive (a)	105	117	64
Employee benefits	74	58	59

Total staff expense	$495	$502	$449
Professional, legal and other purchased services	104	117	92
Net occupancy expense	68	68	64
Equipment expense	54	58	54
Business development	25	30	25
Communications expense	28	26	27
Amortization of other intangible assets	5	5	5
Other expense	52	37	38

Total operating expense	$831	$843	$754

Employees at period-end	20,500	20,900	22,200

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure.” Stock option expense totaled approximately $4 million in the first quarter of 2004, approximately $1 million in the fourth quarter of 2003 and less than $1 million in the first quarter of 2003.

Operating expense increased $77 million, or 10%, compared with the first quarter of 2003. The first quarter of 2004 included a charge of $19 million, included in Other expense in the table above, associated with a writedown of small non-strategic businesses that the Corporation intends to exit. These businesses are part of the Corporation’s Other Activity sector and are no longer part of the Corporation’s Core Business sectors. Excluding these charges, operating expense increased $58 million, or 8%, primarily due to: higher incentive expense due to an increase in performance fees, business growth, and higher stock option expense; higher employee benefits expense, primarily for pension benefits; and the unfavorable impact of a weaker U.S. dollar on non-U.S. expenses.

Staff expense in the first quarter of 2004 totaled $495 million, an increase of $46 million, or 10%, compared with the first quarter of 2003, due to a $41 million increase in incentive expense primarily resulting from a higher level of performance fees and fee-based business growth and a $4 million increase in stock option expense, a $15 million increase in employee benefits expense and the negative effect of foreign exchange rates partially offset by a $10 million reduction in compensation expense. Employee benefits expense included $3 million of pension expense in the first quarter of 2004 compared with a $7 million pension credit in the first quarter of 2003. Base compensation expense, which excludes the impact of severance expense, was $8 million lower compared with the first quarter of 2003 reflecting a reduction in headcount of approximately 1,700, the impact of which more than offset the $4 million of merit increases granted in the third quarter of 2003 and the negative effect of foreign exchange rates. Severance expense totaled $1 million in the first quarter of 2004 compared with $3 million in the first quarter of 2003.

Mellon Reports Earnings

April 20, 2004

Non-staff expense in the first quarter of 2004 totaled $336 million, a $31 million, or 10%, increase compared with the first quarter of 2003. Excluding the previously discussed $19 million writedown of small non-strategic businesses recorded in the first quarter of 2004, non-staff expense increased $12 million, or 4%, primarily due to higher professional, legal and other purchased services in support of business growth, partially offset by lower interchange expenses discussed below, and the negative effect of foreign exchange rates. The increase due to the negative effect of foreign exchange rates accounted for $12 million of the increase in total operating expense in the first quarter of 2004 compared with the first quarter of 2003, including $6 million in staff expense.

Operating expense decreased $12 million, or 1% (unannualized), compared with the fourth quarter of 2003. Excluding the $19 million charge in the first quarter of 2004, total operating expenses decreased $31 million, or 4% (unannualized), compared with the fourth quarter of 2003. Staff expense in the first quarter of 2004 decreased $7 million, or 1%(unannualized), compared with the fourth quarter of 2003, primarily due to a $12 million decrease in incentive expense resulting in part from a lower level of performance fees partially offset by a $3 million increase in stock option expense, and an $11 million reduction in compensation expense primarily resulting from lower severance expense, partially offset by a $16 million increase in employee benefits expense and the negative effect of foreign exchange rates. Base compensation expense decreased $1 million in the first quarter of 2004 compared with the fourth quarter of 2003. Severance expense totaled $1 million in the first quarter of 2004 compared with $11 million in the fourth quarter of 2003. Employee benefits expense included $3 million of pension expense in the first quarter of 2004 compared with a $7 million pension credit in the fourth quarter of 2003. Non-staff expense in the first quarter of 2004 decreased $5 million compared with the fourth quarter of 2003. Excluding the $19 million charge, non-staff expense decreased 7% (unannualized) primarily due to lower professional, legal and other purchased services, lower equipment expense and lower travel and entertainment expense partially offset by the negative effect of foreign exchange rates. As discussed in Other revenue on pages 10 and 11, the termination of the U.S. Savings Bonds merchant card program is resulting in a reduction of interchange expenses in 2004, reported in professional, legal and other purchased services in the table above. There were no such expenses in the first quarter of 2004. These expenses totaled $8 million in the fourth quarter of 2003 and $6 million in the first quarter of 2003. The increase in total operating expenses due to foreign exchange rates was approximately $5 million compared with the fourth quarter of 2003, including $2 million in staff expense.

The Corporation expects to record an occupancy expense charge of approximately $20 to $25 million in the second quarter of 2004 for space planned to be vacated related to the consolidation of nine leased locations to the new Mellon Financial Centre in London.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 32.5% for the first quarter of 2004, compared with approximately 31.5% for the full-year 2003.

Business Sectors

Refer to the Corporation’s 2003 Financial Annual Report for a discussion of the lines of business that have been aggregated into the six core business sectors and the Other Activity sector. Effective January 2004, the Corporation reclassified the results of the small non-strategic businesses that the Corporation intends to exit to the Other Activity sector. In the first quarter of 2004, the Corporation revised prospectively its capital allocations to the core business sectors to better reflect the economic capital required by these businesses. The Corporation also revised prospectively expense allocations to the core business sectors to better reflect how these businesses are managed.

Mellon Reports Earnings

April 20, 2004

Business Sectors – Quarterly data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	1Q04	4Q03	1Q03	1Q04	4Q03	1Q03	1Q04	4Q03	1Q03
Asset Management:
Institutional Asset Management	$211	$217	$122	$67	$58	$8	31%	27%	6%
Mutual Funds	120	124	122	43	40	45	36	32	37
Private Wealth Management	134	135	131	57	58	63	43	43	48

Total Asset Management Group	465	476	375	167	156	116	36	33	31

Corporate & Institutional Services:
Asset Servicing	196	178	169	51	31	41	26	18	25
Human Resources & Investor Solutions	246	245	244	16	8	1	7	3	—
Treasury Services	175	181	198	71	71	88	41	39	45

Total Corporate & Institutional Services Group	617	604	611	138	110	130	22	18	21

Total Core Business Sectors	$1,082	$1,080	$986	$305	$266	$246	28%	25%	25%
Other Activity	119	49	30	72	20	12	N/M	N/M	N/M

Consolidated Results	$1,201	$1,129	$1,016	$377	$286	$258	31%	25%	25%

N/M — Not meaningful for this disclosure.

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the first quarter of 2004 compared with the first quarter of 2003 increased 44%, as a 24% increase in revenue more than offset a 15% increase in expenses. The increase in revenue resulted from higher revenue in the Institutional Asset Management sector, primarily due to a $39 million increase in performance fees, as well as an increase in investment management fees, primarily due to the impact of improved equity markets, net new business and the favorable effect of foreign exchange rates. Investment management fees are primarily based on the market value of assets under management. Equity market levels, as represented by the S&P 500 Index, increased 33% on a period end basis and 32% on an average basis compared with the quarter ended March 31, 2003. The increase in expenses primarily resulted from higher incentive expense in the Institutional Asset Management sector and the unfavorable effect of foreign exchange rates on expenses in that sector.

Results for the Asset Management Group for the first quarter of 2004 compared with the fourth quarter of 2003 reflect a 7% increase (unannualized) in income before taxes, as a 7% decrease (unannualized)in expenses more than offset a 2% decrease (unannualized)in revenue. The decrease in revenue was due primarily to a $17 million decrease in performance fees in the Institutional Asset Management sector, partially offset by higher investment management fees in that sector reflecting improved equity markets and net new business. As shown in the table on page 6, assets under management increased $22 billion from Dec. 31, 2003, resulting from net inflows and equity market appreciation. Equity market levels, as represented by the S&P 500 Index, increased 1% (unannualized) on a period end basis and 7% (unannualized) on an average basis compared with the quarter

Mellon Reports Earnings

April 20, 2004

ended Dec. 31, 2003. The Group’s expense decrease primarily resulted from lower incentive expense in the Institutional Asset Management sector as well as the positive impact of ongoing expense management initiatives in all of the sectors.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities.

Results for the Corporate & Institutional Services Group for the first quarter of 2004 compared with the first quarter of 2003 reflect a 6% increase in income before taxes, as a $6 million, or 1%, increase in revenue and a $4 million decrease in credit quality expense more than offset a $2 million increase in expenses. Higher revenue in the Asset Servicing sector was partially offset by lower revenue in the Treasury Services sector. The increased revenue in the Asset Servicing sector was primarily due to higher institutional trust and custody revenue from net new business and higher foreign exchange revenue. Revenue decreased 12% in the Treasury Services sector primarily due to lower net interest revenue. Expenses for the Group as a whole, including credit quality expense, were down slightly compared with the first quarter of 2003, as decreases in the HR&IS and Treasury Services sectors were partially offset by higher expenses in the Asset Servicing sector. The higher expenses in the Asset Servicing sector were in support of new business growth and development around enhancements to existing products. Reduced expenses in the HR&IS sector resulted from the favorable impact of expense initiatives started in the third quarter of 2003 while lower expenses in the Treasury Services sector primarily resulted from lower credit quality expense.

Results for the Corporate & Institutional Services Group compared with the fourth quarter of 2003 reflect a 26% increase (unannualized) in income before taxes, primarily due to revenue growth in the Asset Servicing sector. Revenue for the group increased $13 million, or 2% (unannualized), compared with the fourth quarter of 2003 as higher revenue in the Asset Servicing sector was partially offset by lower revenue in the Treasury Services sector. The higher revenue in the Asset Servicing sector primarily resulted from higher foreign exchange revenue and the impact of net new business. The decrease in revenue in the Treasury Services sector was due to lower net interest and cash management revenue. The Group’s expenses decreased 3% (unannualized) compared with the fourth quarter of 2003 primarily due to lower expenses in the HR&IS and Treasury Services sectors.

Mellon Reports Earnings

April 20, 2004

Other Activity

Other Activity includes business exits activity consisting of the results for large ticket leasing, which is in a runoff mode; several small non-strategic businesses; the merchant card business; certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. Credit quality expense (revenue) for the core business sectors is presented on a net charge-off (recovery) basis and totaled less than $1 million of revenue in the first quarter of 2004. Refer to the Corporation’s 2003 Financial Annual Report for a discussion of the Corporation’s practices for reporting certain credit relationships and credit losses in business exits.

Included in Other Activity in the first quarter of 2004 is the $93 million gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank, the $19 million charge associated with the writedown of small non-strategic businesses that the Corporation intends to exit and a $7 million negative provision for credit losses. Also included in Other Activity are $12 million and $11 million of gains from the sales of mortgage-backed securities in the fourth quarter of 2003 and the first quarter of 2003, respectively. In addition, the fourth quarter of 2003 revenue included gains on lease residuals, as well as net gains from venture capital activities of $3 million. Venture capital activities generated a net gain of $1 million in the first quarters of both 2004 and 2003.

Mellon Reports Earnings

April 20, 2004

Nonperforming Assets

(dollar amounts in millions)	March 31, 2004		Dec. 31, 2003	Sept. 30, 2003	March 31, 2003

Nonperforming loans:
Commercial and financial	$48		$49	$60	$42
Personal	2		2	2	3
Commercial real estate	1		—	—	—

Total nonperforming loans	51		51	62	45
Total acquired property	—		1	1	1

Total nonperforming assets	$51		$52	$63	$46

Nonperforming loans as a percentage of total loans	.68%	(a)	.69%	.86%	.58%
Nonperforming assets as a percentage of total loans and net acquired property	.69%	(a)	.69%	.87%	.59%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	1.94%	(a)(b)	2.09%	2.48%	2.01%

(a)	Excluding the loan from the California-based electric and natural gas utility company that emerged from bankruptcy in April 2004, these ratios would have been .19%, .20% and ..56%, respectively.
(b)	Preliminary.

Of the $51 million balance of total nonperforming assets at March 31, 2004, $36 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001; $7 million was to a cable television operator; and $8 million consisted of various smaller loans. The California-based electric and natural gas utility company emerged from bankruptcy in April 2004 and fully repaid all borrowings. Excluding this loan, nonperforming assets would have totaled $15 million at March 31, 2004.

Provision and Reserve for Credit Exposure

	Quarter ended
(dollar amounts in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Reserve for loan losses:
Balance at beginning of period	$103	$110	$127
Net credit (losses) recoveries (a)	—	(3)	(2)
Net change in reserves from transfers and other activity	—	—	—
Provision for loan losses	(9)	(4)	(11)

Balance at end of period	$ 94	$103	$114
Reserve for unfunded commitments:
Balance at beginning of period	$ 75	$ 71	$ 52
Loss on sale of commitments	—	—	(3)
Net change in reserves from transfers and other activity	—	—	—
Provision for unfunded commitments	2	4	15

Balance at end of period	$ 77	$ 75	$ 64

Total reserve for credit exposure	$171	$178	$178

Reserve for loan losses:
As a percentage of total loans (b)	1.27%	1.37%	1.46%
As a percentage of nonperforming loans (b)	186%	200%	253%
Annualized net credit losses (recoveries) to average loans	—%	.21%	.09%

(a)	Includes credit losses resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.
(b)	At period end.

Mellon Reports Earnings

April 20, 2004

In the first quarter of 2004, the Corporation recorded a negative provision for credit losses of $7 million compared with a positive provision of $4 million in the first quarter of 2003. There was no net provision for credit losses in the fourth quarter of 2003. The decrease in the reserve for credit exposure at March 31, 2004 resulted from the improved credit quality of the loan portfolio during the quarter, as the Corporation was fully repaid on certain lower-quality loans totaling approximately $115 million, and those loan commitments were cancelled.

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2004		Dec. 31, 2003	March 31, 2003

Total shareholders’ equity	$ 3,866		$ 3,702	$3,523
Total shareholders’ equity to assets ratio	11.41%		10.89%	9.93%

Tangible shareholders’ equity	$ 2,073		$ 1,913	$1,812
Tangible shareholders’ equity to assets ratio (a)	6.46%		5.94%	5.37%

Tier I capital ratio (b)	8.6%	(c)	8.55%	8.62%
Total (Tier I plus Tier II) capital ratio (b)	13.5%	(c)	13.46%	13.63%
Leverage capital ratio (b)	8.0%	(c)	7.92%	6.72%

Book value per common share	$ 9.11		$ 8.67	$ 8.17
Tangible book value per common share	$ 4.88		$ 4.48	$ 4.20

Closing common stock price per share	$ 31.29		$ 32.11	$21.26
Market capitalization	$13,282		$13,712	$9,173
Common shares outstanding	424,491		427,032	431,475

(a)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $12 million, $13 million and $16 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $493 million, $492 million and $447 million, respectively.
(b)	Includes discontinued operations.
(c)	Preliminary.

The Corporation’s higher capital ratios at March 31, 2004 compared with Dec. 31, 2003 reflect earnings retention as well as higher accumulated unrealized gains, primarily in the securities available for sale portfolio, offset in part by the impact of common stock repurchases, net of reissuances. The Tier I and Total capital ratios were impacted by the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity, which at March 31, 2004 resulted in lower Tier I and Total capital ratios of approximately 135 basis points and 210 basis points, respectively.

During the first quarter of 2004, 4.6 million shares of common stock were repurchased at a purchase price of $148 million for an average share price of $32.63, which more than offset reissuances of 2.1 million common shares, primarily for employee benefit plan purposes. At March 31, 2004, an additional 13.3 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

April 20, 2004

Discontinued Operations

In the fourth quarter of 2003, the Corporation adopted discontinued operations accounting for the fixed income trading business of Mellon Investor Services, which was sold to Bonds Direct Securities LLC, a majority owned subsidiary of Jefferies Group, Inc., in December 2003. As part of the Corporation’s streamlining of the organizational structure of the HR&IS sector, it was decided that this business was no longer consistent with the sector’s strategic objectives. Securities and other assets not purchased by Bonds Direct Securities totaled $187 million at Dec. 31, 2003 and were all sold by March 31, 2004 at a pre-tax loss of less than $1 million.

In accordance with generally accepted accounting principles, reflected as discontinued operations in all income statements presented are the final results of the fixed income trading business as well as residual activity from the lines of business servicing retail consumer and small business/middle market customers that were exited in 2001 and 2002. All information in this earnings release reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. An after-tax gain of $1 million on disposal was recorded in the first quarter of 2004 primarily relating to the favorable resolution of estimates made at the time of the disposition of discontinued businesses other than the fixed income trading business discussed above.

Mellon Reports Earnings

April 20, 2004

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended
(in millions, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Noninterest revenue
Trust and investment fee revenue	$ 789	$791	$682
Cash management revenue	78	83	72
Foreign exchange revenue	57	39	38
Other trading revenue	7	2	2
Financing-related revenue	35	41	32
Equity investment revenue	98	6	3
Other revenue	7	19	9

Total fee and other revenue	1,071	981	838
Gains on sales of securities	—	12	11

Total noninterest revenue	1,071	993	849
Net interest revenue
Interest revenue	194	200	247
Interest expense	80	80	93

Net interest revenue	114	120	154
Provision for credit losses	(7)	—	4

Net interest revenue after provision for credit losses	121	120	150
Operating expense
Staff expense	495	502	449
Professional, legal and other purchased services	104	117	92
Net occupancy expense	68	68	64
Equipment expense	54	58	54
Business development	25	30	25
Communications expense	28	26	27
Amortization of intangible assets	5	5	5
Other expense	52	37	38

Total operating expense	831	843	754

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	361	270	245
Provision for income taxes	117	85	79

Income from continuing operations before cumulative effect of accounting change	244	185	166
Cumulative effect of accounting change, net of tax	—	—	(7)

Income from continuing operations	244	185	159
Discontinued operations:
Income (loss) from operations after tax	—	(2)	1
Net gain on disposals after tax	1	1	1

Income (loss) from discontinued operations (net of applicable tax expense of $1, $–and $1)	1	(1)	2

Net income	$ 245	$184	$161

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$ .58	$ .43	$ .39
Cumulative effect of accounting change	—	—	(.02)

Continuing operations	$ .58	$ .43	$ .37
Net income	$ .58	$ .43	$ .37

Diluted:
Income from continuing operations before cumulative effect of accounting change	$ .57	$ .43	$ .38
Cumulative effect of accounting change	—	—	(.01)

Continuing operations	$ .57	$ .43	$ .37
Net income	$ .57	$ .43	$ .37

Mellon Reports Earnings

April 20, 2004

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

Preliminary (a)

(dollar amounts in millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Assets
Cash and due from banks	$ 2,685	$ 2,602	$ 2,835
Money market investments	2,909	3,694	2,614
Trading account securities	247	266	841
Securities available for sale	11,647	10,690	12,326
Investment securities (approximate fair value of $282, $308, and $486)	273	297	466
Loans	7,398	7,467	7,818
Reserve for loan losses	(94)	(103)	(114)

Net loans	7,304	7,364	7,704
Premises and equipment	677	668	700
Goodwill	2,202	2,194	2,064
Other intangibles	96	100	110
Assets of discontinued operations	—	187	—
Other assets	5,858	5,921	5,820

Total assets	$33,898	$33,983	$35,480

Liabilities
Deposits	$20,306	$20,843	$21,640
Short-term borrowings	1,345	1,084	2,007
Other liabilities	2,952	2,936	2,935
Notes and debentures (with original maturities over one year)	4,355	4,209	4,327
Junior subordinated debentures	1,074	1,057	—
Trust-preferred securities	—	—	1,048
Liabilities of discontinued operations	—	152	—

Total liabilities	30,032	30,281	31,957

Shareholders’ equity
Common stock – $.50 par value
Authorized – 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,910	1,901	1,887
Retained earnings	6,095	5,934	5,601
Accumulated unrealized gain, net of tax	106	26	60
Treasury stock of 164,171,087; 161,629,563 and 157,187,349 shares at cost	(4,539)	(4,453)	(4,319)

Total shareholders’ equity	3,866	3,702	3,523

Total liabilities and shareholders’ equity	$33,898	$33,983	$35,480

(a)	The balance sheet as of March 31, 2004 is considered preliminary due to the continuing evaluation by the Corporation of the applicability of FIN 46 Revised to Three Rivers Funding Corp., a special purpose entity with receivables and commercial paper outstanding each totaling approximately $745 million at March 31, 2004, so that a determination can be made as to whether it is required to be consolidated. All other amounts in this earnings release that are derived from balance sheet amounts are also considered preliminary.